                      [LETTERHEAD OF KAUFMAN BROS., L.P.]

                                  July 26, 1999

Mr. Neal J. Polan
Chairman & CEO
HealthCore Medical Solutions, Inc.
405 Lexington Avenue
50th Floor
New York, NY  10174

Dear Mr. Polan:

     You have informed us that HealthCore Medical Solutions, Inc. (the "Company") has under consideration a transaction pursuant to which the Company would engage in a business combination (the "Transaction") with Adatom, Inc. ("Target") as a result of which the Company's current shareholders would own approximately 22.5% of the common stock (subject to adjustment in certain circumstances) of the combined entity after the Transaction. The Transaction is subject to, among other things, the approval of the Board of Directors and the shareholders of the Company.

     In connection with its review and analysis of the Transaction, the Board of Directors of the Company has requested Kaufman Bros., L.P. ("Kaufman") to advise it and to render a written opinion (the "Opinion") as to the fairness to the shareholders of the Company from a financial point of view of the consideration to be received in the Transaction. Kaufman agrees to conduct such financial review of the Company and Target, and their respective businesses and operations as Kaufman shall deem appropriate and feasible. The Company agrees to provide or cause to be provided to Kaufman such financial and other information concerning the Company as Kaufman may request, and to use its best efforts to obtain financial and other information concerning the Target as Kaufman may request, in connection with the services performed or to be performed hereunder. In rendering the Opinion, Kaufman will be assuming and relying, without independent verification, upon the accuracy and completeness of the financial and other information used by it in arriving at its Opinion.

     In consideration for the services to be performed by Kaufman pursuant to this agreement, the Company agrees to pay Kaufman a fee of $65,000, of which $32,500 is payable in cash on the date of this letter and $32,500 is payable in cash on the date Kaufman delivers the Opinion. In addition, Kaufman shall be reimbursed by the Company for its reasonable out-of-pocket expenses (including legal fees and disbursements) in connection with its services hereunder, limited to $5,000. Such fees and reimbursements shall be payable irrespective of either the conclusions reached in the Opinion or the consummation of the Transaction.


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                                              HealthCore Medical Solutions, Inc.
                                                                   July 26, 1999
                                                                          Page 2

     Kaufman will consent to a description and inclusion of the Opinion in a proxy statement to be used in connection with a meeting (if needed) of the Company's shareholders to be held for the purpose of voting on the Transaction and to references to Kaufman in such proxy statement provided that any such description is acceptable to Kaufman. In addition to the meeting of stockholders, or otherwise in connection with providing information to stockholders regarding the Transaction, the Company may provide to stockholders a copy of the Opinion in the form delivered to the Company's Board of Directors. Except as otherwise provided above, the Opinion is solely for the use and benefit of the Company and shall not be described publicly or made available to third parties without Kaufman's prior approval, except as otherwise required by law.

     The Company agrees to indemnify and hold Kaufman harmless from and against any losses, claims, damages or liabilities (or actions, including securityholder actions, in respect thereof) related to or arising out of Kaufman's engagement hereunder or its role in connection herewith, and will reimburse Kaufman for all reasonable expenses (including reasonable counsel fees) as they are incurred by Kaufman in connection with investigating, preparing for or defending any such action or claim, whether or not in connection with pending or threatened litigation in which Kaufman is a party. The Company will not, however, be responsible for any claims, liabilities, losses, damages or expenses which are finally judicially determined to have resulted from the bad faith, willful misconduct or gross negligence of Kaufman. The Company also agrees that Kaufman shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with such engagement, except for any such liability for losses, claims, damages, liabilities or expenses incurred by the Company that result from the bad faith, willful misconduct or gross negligence of Kaufman. In the event that the foregoing indemnity is unavailable (except by reason of the bad faith, willful misconduct or gross negligence of Kaufman), then the Company shall contribute to amounts paid or payable by Kaufman in respect of its losses, claims, damages and liabilities in such proportion as appropriately reflects the relative benefits received by, and fault of, the Company and Kaufman in connection with the matters as to which such losses, claims, damages or liabilities relate and other equitable considerations; provided, however, that in no event shall the amount to be contributed by Kaufman exceed the amount of the fee actually received by Kaufman. The foregoing shall be in addition to any rights that Kaufman or any other indemnified person may have at common law or otherwise and shall extend to and inure to the benefit of any director, officer, employee, agent or controlling person of Kaufman.

     This Agreement may not be amended or modified except in writing and shall be governed by and construed in accordance with the laws of the State of New York.

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                                              HealthCore Medical Solutions, Inc.
                                                                   July 26, 1999
                                                                          Page 3

     Please confirm that the foregoing is in accordance with your understandings and agreements with Kaufman by signing and returning to us the duplicate of this letter enclosed herewith.

                                          Very truly yours,


                                          KAUFMAN BROS., L.P.

                                          By: /s/ Bradford W. Harries
                                             -----------------------------------
                                             Bradford W. Harries
                                             Managing Director

Accepted and Agreed to as of the date first above written.

HEALTHCORE MEDICAL SOLUTIONS, INC.

By: /s/ Neal J. Polan -- CEO
   -------------------------------
   Neal J. Polan
   Chairman & CEO


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